Exhibit 99.2

M  A  C  K  -  C  A  L  I     R  E  A  L  T  Y     C  O  R  P  O  R  A  T  I  O  N

For Immediate Release

MACK-CALI REALTY CORPORATION

REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS

Jersey City, New Jersey - February 21, 2018 - Mack-Cali Realty Corporation (NYSE: CLI) today reported its results for the fourth quarter and full year 2017.

FOURTH QUARTER 2017 HIGHLIGHTS

•	Reported net income (loss) of $(0.01) per diluted share for the quarter;

•	Achieved Funds from Operations and Core Funds from Operations per diluted share of $0.50 for the quarter;

•	Leased 439,070 square feet of office space; finished at 87.6% leased in its Core portfolio;

•	Grew office rental rates by 9.6% on a cash basis and 17.9% on a GAAP basis;

•	Roseland stabilized portfolio was 96.6% leased at December 31, 2017, as compared to 97.4% for the third quarter; 2017 lease-up properties containing 1,162 units currently 96.7% leased;

•	Completed property sales of $56 million in the fourth quarter; $528 million full year ($416 million of property sales and $112 million of J.V. interests); and

•	Declared $0.20 per share quarterly common stock dividend.

Michael J. DeMarco, Chief Executive Officer, commented “We made considerable progress during 2017 in repositioning our office portfolio and converting subordinate interests in our Roseland residential portfolio into majority owned positions.  Our office disposition activity has allowed us to further streamline property operations and deepen our focus on core markets.  As Roseland’s developments are put into service, we anticipate its contribution to operating income will grow meaningfully over the next three years.  While leasing in the fourth quarter did not meet our expectations, for 2018 the Company is laser focused on waterfront leasing and executing an additional $400 million of non-core dispositions.  Our approach positions Mack-Cali for NAV accretion and stronger earnings growth potential in the years ahead.”

FINANCIAL HIGHLIGHTS

* All per share amounts presented below are on a diluted basis.

Net income (loss) available to common shareholders for the quarter ended December 31, 2017 amounted to $2.6 million, or $(0.01) per share, as compared to $15.2 million, or $0.17 per share, for the quarter ended December 31, 2016. For the year ended December 31, 2017, net income available to common shareholders equaled $23.2 million, or $0.06 per share, as compared to $117.2 million, or $1.30 per share, for the same period last year.

Funds from operations (FFO) for the quarter ended December 31, 2017 amounted to $50.0 million, or $0.50 per share, as compared to $32.8 million, or $0.33 per share, for the quarter ended December 31, 2016. For the year ended December 31, 2017, FFO equaled $224.2 million, or $2.23 per share, as compared to $205 million, or $2.04 per share, for the same period last year.

For the fourth quarter 2017, Core FFO was $0.50 per share, as compared to $0.56 for the same period last year. For the full year 2017, Core FFO was $2.23 per share versus $2.15 for the same period last year.

OPERATING HIGHLIGHTS

Mack-Cali’s consolidated Core office properties were 87.6 percent leased at December 31, 2017, as compared to 90.1 percent leased at September 30, 2017 and 90.6 percent leased at December 31, 2016.

Fourth quarter 2017 same store GAAP revenues for the office portfolio declined by 2.5 percent while same store GAAP NOI fell by 3.5 percent.  For the year ended December 31, 2017, same store GAAP revenues increased by 2.2 percent driven by the ability to mark rents to market to partially offset the loss of office tenants in our waterfront properties.  Same store GAAP NOI for the year ended December 31, 2017 improved by 2.6 percent as the Company began to benefit from operating efficiencies resulting from existing non-core office assets.  Fourth quarter 2017 same store cash revenues for the office portfolio declined by 3.4 percent while same store cash NOI fell by 5.0 percent.  For the year ended December 31, 2017, same store cash revenues increased by 3.6 percent.  Same store cash NOI for the year ended December 31, 2017 improved by 5.0 percent.

For the quarter ended December 31, 2017, the Company executed 38 leases at its consolidated in-service commercial portfolio totaling 439,070 square feet. Of these totals, seven leases for 80,087 square feet (18 percent) were for new leases and 31 leases for 358,983 square feet (82 percent) were for lease renewals and other tenant retention transactions.  Rental rate roll up for fourth quarter 2017 transactions was 9.6 percent on a cash basis and 17.9 percent on a GAAP basis.

The Company’s residential same store portfolio increased net operating income by 6.0 percent for the fourth quarter and 4.2 percent for the year.  The same store portfolio is comprised of 3,528 units that were 96.6 percent leased at year-end.  The Company’s 2017 lease-up properties, which consist of Urby Harborside, Chase II at Overlook Ridge and Quarry Place at Tuckahoe, leased at an accelerated pace.  Collectively, the properties, which comprise 1,162 units, are currently 96.7 percent leased.

ACQUISITIONS AND DISPOSITIONS/TRANSACTION ACTIVITY

The Company continued its repositioning efforts in the fourth quarter with the sale of three properties for $56 million.  Total disposition activity for the year totaled $528 million.  Additional dispositions of approximately $400 million are planned for 2018 and expected to be completed by the end of the second quarter.  This will conclude the Company’s major disposition program with future sales occurring on a select one-off basis.

In the fourth quarter, the Company completed the acquisition of 25 Christopher Columbus, a residential development site on the Jersey City waterfront, for $53 million using the proceeds from the dispositions as part of a 1031 exchange.  Development of 25 Christopher Columbus is expected to begin in 2018; the property when completed, will comprise 718 units.

2017 office property acquisitions totaled $395 million.  In 2017, the Company also acquired residential development sites, including a mortgage note, totaling $212 million.  The Company also acquired a multifamily property valued at $315 million using Rockpoint Capital and assuming a mortgage of $165 million.  All of the acquisitions were funded in a tax efficient manner and with proceeds from the Company’s disposition program and Rockpoint’s capital.

DEVELOPMENT ACTIVITY

During the quarter, Roseland broke ground on Riverwalk C, a 40/60 waterfront joint venture project with Prudential.  When completed, Riverwalk will contain 360 units.  The $187 million project is being funded with a $112 construction loan and $75 million of equity from the JV.  Mack-Cali’s equity contribution totals $30 million.

BALANCE SHEET/CAPITAL MARKETS

As of December 31, 2017, the Company had a debt-to-undepreciated assets ratio of 46.5 percent compared to 46.2 percent at September 30, 2017 and 41.6 percent at December 31, 2016.  At year end, the Company’s weighted average cost of debt was 3.9 percent and the weighted average maturity on its debt was 4.0 years.  Net debt to adjusted EBITDA for the quarter ended December 31, 2017 was 9.3x compared to 8.0x for the quarter ended September 30, 2017.  The Company had an interest coverage ratio of 3.3x for the quarter ended December 31, 2017 compared to 3.4x for the quarter ended September 30, 2017 and 3.5x for the quarter ended December 31, 2016.

DIVIDENDS

In December 2017, the Company’s Board of Directors declared a quarterly cash dividend of $0.20 per common share (indicating an annual rate of $0.80 per common share) for the fourth quarter 2017, which was paid on January 12, 2018 to shareholders of record as of January 3, 2018. The Company’s Core FFO dividend payout ratio for the quarter was 40.0 percent.

SUBSEQUENT EVENTS

On January 29, 2018, the Company announced the appointment of David J. Smetana as chief financial officer and Nicholas Hilton as executive vice president of leasing of the General Partner. Mr. Smetana will begin to perform his duties as chief financial officer and Anthony Krug shall cease to serve as chief financial officer immediately following the filing of the Annual Report on Form 10-K for the year ended December 31, 2017. Mr. Krug will remain an employee of the General Partner and will provide transition services through March 31, 2018. Mr. Hilton’s employment commenced on February 12, 2018 following the departure of Christopher DeLorenzo.

WATERFRONT MOVE-OUTS

Mack-Cali is expecting approximately 889,000 square feet of tenant move-outs in its Waterfront portfolio throughout 2018.  The key tenants driving the move-outs and resulting vacancy on the Waterfront are as follows:  Allergan lease expired for 215,000 square feet on December 31,2017, Wiley has 120,000 square feet expiring throughout 2018, AIG has 271,000 square feet expiring in the second quarter of 2018, SunAmerica has 70,000 square feet expiring in the second quarter of 2018, ICap has 90,000 square feet expiring in the third quarter of 2018 and the Hay Group has 24,000 square feet expiring in the third quarter of 2018.  Deutsche Bank previously vacated 285,000 square feet which occurred in the fourth quarter of 2017.

GUIDANCE/OUTLOOK

The Company is providing projected initial net income and FFO per diluted share guidance for the full year 2018, as follows:

	Full Year
	2018 Range
Net income available to common shareholders	$0.02	-	$0.12
Add:
Real estate-related depreciation and amortization on continuing operations		1.78
Funds from operations	$1.80	-	$1.90

	$ in millions
Full Year 2018 Guidance Assumes:	Low	High
Office Occupancy (year-end % leased)	84%	86%
Office Same Store GAAP NOI Growth Post Sale Portfolio	(18)%	(16)%
Office Same Store Cash NOI Growth Post Sale Portfolio	(17)%	(15)%
Multifamily Same Store NOI Growth Post Sale Portfolio	3%	5%
Straight-Line Rent Adjustment	$10	$14
FAS141 Mark-to-Market Rent Adjustment	$5	$6
Dispositions	$375	$425
Base Building CapEx	$13	$15
Leasing CapEx	$50	$70
G&A	$45	$45
Interest Expense	$83	$85

2017 to 2018 FFO per share Guidance roll-forward:

	Guidance Range
	Low	High
2017 Core FFO Per Diluted Share	$2.23	$2.23

Same-Store Operating NOI:
Waterfront	(0.39)	(0.37)
Other Office / Flex	(0.01)	—
Residential	0.01	0.01
Subtotal	(0.39)	(0.36)

Investment Activity NOI:
Multifamily Development	0.23	0.25
2017 Office Dispositions	(0.25)	(0.25)
2017 Office Acquisitions	—	0.01
2017 Multifamily Acquisitions	0.04	0.04
2018 Office Dispositions	(0.17)	(0.11)
2018 Multifamily Dispositions	(0.01)	—
Subtotal	(0.16)	(0.06)

Corporate
G&A	0.06	0.06
Interest Expense	0.10	0.08
Rockpoint Distributions	(0.03)	(0.05)
Joint Ventures/Real Estate Services/Other	(0.01)	—
Subtotal	0.12	0.09

2018 Core FFO Per Diluted Share Guidance	$1.80	$1.90

This guidance reflects management’s view of current market conditions and certain assumptions with regard to rental rates, occupancy levels and other assumptions/projections.  Actual results could differ from these estimates.

CONFERENCE CALL/SUPPLEMENTAL INFORMATION

An earnings conference call with management is scheduled for February 22, 2018 at 10:30 a.m. Eastern Time, which will be broadcast live via the Internet at:

https://edge.media-server.com/m6/p/3qrojvvg

The live conference call is also accessible by calling (323) 794-2551 and requesting the Mack-Cali conference call.

The conference call will be rebroadcast on Mack-Cali’s website at http://investors.mack-cali.com/corporate-profile beginning at 12:00 p.m. Eastern Time on February 22, 2018.

A replay of the call will also be accessible February 22, 2018 through March 1, 2018 by calling (719) 457-0820 and using the pass code, 2170359.

Copies of Mack-Cali’s Form 10-K and Supplemental Operating and Financial Data are available on Mack-Cali’s website, as follows:

2017 Form 10-K:

http://investors.mack-cali.com/sec-filings

Fourth Quarter 2017 Supplemental Operating and Financial Data:

http://investors.mack-cali.com/quarterly-supplementals

In addition, these items are available upon request from:

Mack-Cali Investor Relations Department - Deidre Crockett

Harborside 3, 210 Hudson St., Ste. 400, Jersey City, New Jersey 07311

(732) 590-1025

INFORMATION ABOUT FFO

Funds from operations (“FFO”) is defined as net income (loss) before noncontrolling interests of unitholders, computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses from depreciable rental property transactions, and impairments related to depreciable rental property, plus real estate-related depreciation and amortization. The Company believes that FFO per share is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that as FFO per share excludes the effect of depreciation, gains (or losses) from sales of properties and impairments related to depreciable rental property (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO per share can facilitate comparison of operating performance between equity REITs.

FFO per share should not be considered as an alternative to net income available to common shareholders per share as an indication of the Company’s performance or to cash flows as a measure of liquidity.  FFO per share presented herein is not necessarily comparable to FFO per share presented by other real estate companies due to the fact that not all real estate companies use the same definition. However, the Company’s FFO per share is comparable to the FFO per share of real estate companies that use the current definition of the National Association of Real Estate Investment Trusts (“NAREIT”).  A reconciliation of net income per share to FFO per share is included in the financial tables accompanying this press release.

Core FFO is defined as FFO, as adjusted for certain items to facilitate comparative measurement of the Company’s performance over time.  Core FFO is presented solely as supplemental disclosure that the Company’s management believes provides useful information to investors and analysts of its results, after adjusting for certain items to facilitate comparability of its performance from period to period. Core FFO is a non-GAAP financial measure that is not intended to represent cash flow and is not indicative of cash flows provided by operating activities as determined in accordance with GAAP.  As there is not a generally accepted definition established for Core FFO, the Company’s measures of Core FFO may not be comparable to the Core FFO reported by other REITs.  A reconciliation of net income per share to Core FFO in dollars and per share is included in the financial tables accompanying this press release.

ABOUT THE COMPANY

One of the country’s leading Real Estate Investment Trusts (REITs), Mack-Cali Realty Corporation is an owner, manager and developer of premier office and multifamily properties in select waterfront and transit-oriented markets throughout the Northeast. Mack-Cali is headquartered in Jersey City, New Jersey, and is the visionary behind the city’s flourishing waterfront, where the company is leading development, improvement and place-making initiatives for Harborside, a master-planned destination comprised of class A office, luxury apartments, diverse retail and restaurants, and public spaces.

A fully-integrated and self-managed company, Mack-Cali has provided world-class management, leasing, and development services throughout New Jersey and the surrounding region for two decades.  By regularly investing in its properties and innovative lifestyle amenity packages, Mack-Cali creates environments that empower tenants and residents to reimagine the way they work and live.

For more information on Mack-Cali Realty Corporation and its properties, visit www.mack-cali.com.

The information in this press release must be read in conjunction with, and is modified in its entirety by, the Annual Report on Form 10-K (the “10-K”) filed by the Company for the same period with the Securities and Exchange Commission (the “SEC”) and all of the Company’s other public filings with the SEC (the “Public Filings”). In particular, the financial information contained herein is subject to and qualified by reference to the financial statements contained in the 10-K, the footnotes thereto and the limitations set forth therein. Investors may not rely on the press release without reference to the 10-K and the Public Filings.

We consider portions of this report, including the documents incorporated by reference, to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of such act.  Such forward-looking statements relate to, without limitation, our future economic performance, plans and objectives for future operations and projections of revenue and other financial items.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue” or comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that such expectations will be achieved.  Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements.

Contacts:	Michael J. DeMarco	Anthony Krug	Deidre Crockett
	Chief Executive Officer	Chief Financial Officer	Senior Vice President, Corporate Communications
	(732) 590-1589	(732) 590-1030	and Investor Relations
	mdemarco@mack-cali.com	tkrug@mack-cali.com	(732) 590-1025
investorrelations@mack-cali.com

Mack-Cali Realty Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
REVENUES
Base rents	$118,419	$126,744	$501,334	$506,877
Escalations and recoveries from tenants	11,312	15,257	58,767	60,505
Real estate services	5,149	6,658	23,129	26,589
Parking income	5,223	3,499	20,270	13,630
Other income	3,426	1,573	12,700	5,797
Total revenues	143,529	153,731	616,200	613,398

EXPENSES
Real estate taxes	17,755	21,129	81,364	87,379
Utilities	9,347	10,966	42,598	49,624
Operating services	26,884	27,645	107,379	103,954
Real estate services expenses	5,018	6,842	23,394	26,260
General and administrative	13,726	12,968	50,949	51,979
Acquisition-related costs	—	26	—	2,880
Depreciation and amortization	47,401	52,045	205,169	186,684
Total expenses	120,131	131,621	510,853	508,760
Operating income	23,398	22,110	105,347	104,638

OTHER (EXPENSE) INCOME
Interest expense	(22,490)	(22,731)	(93,388)	(94,889)
Interest and other investment income (loss)	1,408	875	2,766	1,614
Equity in earnings (loss) of unconsolidated joint ventures	(1,199)	(834)	(6,081)	18,788
Gain on change of control of interests	—	—	—	15,347
Realized gains (losses) and unrealized losses on disposition of rental property, net	4,476	41,002	2,364	109,666
Gain on sale of investment in unconsolidated joint venture	—	—	23,131	5,670
Gain (loss) from extinguishment of debt, net	(182)	(23,658)	(421)	(30,540)
Total other income (expense)	(17,987)	(5,346)	(71,629)	25,656
Net income (loss)	5,411	16,764	33,718	130,294
Noncontrolling interest in consolidated joint ventures	153	191	1,018	651
Noncontrolling interest in Operating Partnership	(299)	(1,774)	(2,711)	(13,721)
Redeemable noncontrolling interest	(2,683)	—	(8,840)	—
Net income (loss) available to common shareholders	$2,582	$15,181	$23,185	$117,224

Basic earnings per common share:
Net income (loss) available to common shareholders	$(0.01)	$0.17	$0.06	$1.31

Diluted earnings per common share:
Net income (loss) available to common shareholders	$(0.01)	$0.17	$0.06	$1.30

Basic weighted average shares outstanding	90,029	89,767	90,005	89,746

Diluted weighted average shares outstanding	100,468	100,575	100,703	100,498

Mack-Cali Realty Corporation

Statements of Funds from Operations

(in thousands, except per share/unit amounts) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income (loss) available to common shareholders	$2,582	$15,181	$23,185	$117,224
Add (deduct): Noncontrolling interest in Operating Partnership	299	1,774	2,711	13,721
Real estate-related depreciation and amortization on continuing operations (a)	51,619	56,874	223,763	204,746
Gain on change of control of interests	—	—	—	(15,347)
Realized gains and unrealized losses on disposition of rental property, net	(4,476)	(41,002)	(2,364)	(109,666)
Gain on sale of investment in unconsolidated joint venture	—	—	(23,131)	(5,670)
Funds from operations (b)	$50,024	$32,827	$224,164	$205,008

Diluted weighted average shares/units outstanding (c)	100,468	100,575	100,703	100,498

Funds from operations per share/unit-diluted	$0.50	$0.33	$2.23	$2.04

Dividends declared per common share	$0.20	$0.15	$0.75	$0.60

Dividend payout ratio:
Core Funds from operations-diluted	40.0%	26.9%	33.6%	27.9%

Supplemental Information:
Non-incremental revenue generating capital expenditures:
Building improvements	$2,842	$8,975	$12,778	$23,364
Tenant improvements & leasing commissions (d)	$4,791	$5,599	$22,016	$40,616
Tenant improvements & leasing commissions on space vacant for more than a year	$2,761	$14,522	$21,544	$64,909
Straight-line rent adjustments (e)	$3,685	$3,792	$16,298	$15,123
Amortization of (above)/below market lease intangibles, net (f)	$2,234	$772	$8,252	$2,260
Non real estate depreciation and amortization	$511	$395	$1,742	$1,112
Amortization of deferred financing costs	$1,150	$999	$4,612	$4,582

(a)                       Includes the Company’s share from unconsolidated joint ventures of $4,729 and $5,224 for the three months ended December 31, 2017 and 2016, respectively, and $20,336 and $19,174 for the years ended December 31, 2017 and 2016, respectively.  Excludes non-real estate-related depreciation and amortization of $511 and $395 for the three months ended December 31, 2017 and 2016, respectively, and $1,742 and $1,112 for the years ended December 31, 2017 and 2016, respectively.

(b)                       Funds from operations is calculated in accordance with the definition of FFO of the National Association of Real Estate Investment Trusts (NAREIT). See “Information About FFO” in this release.

(c)                        Calculated based on weighted average common shares outstanding, assuming redemption of Operating Partnership common units into common shares (10,439 and 10,490 shares for the three months ended December 31, 2017 and 2016, respectively, and 10,405 and 10,499 for the years ended December 31, 2017 and 2016, respectively), plus dilutive Common Stock Equivalents (i.e. stock options).

(d)                       Excludes expenditures for tenant spaces that have not been owned for at least a year.

(e)                        Includes the Company’s share from unconsolidated joint ventures of $267 and $280 for the three months ended December 31, 2017 and 2016, respectively, and $1,235 and $791 for the years ended December 31, 2017 and 2016, respectively.

(f)                         Includes the Company’s share from unconsolidated joint ventures of $80 and $96 for the three months ended December 31, 2017 and 2016, respectively, and $336 and $381 for the years ended December 31, 2017 and 2016, respectively.

Mack-Cali Realty Corporation

Statements of Funds from Operations (FFO) and Core FFO per Diluted Share

(amounts are per diluted share, except share counts in thousands) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income (loss) available to common shareholders	$(0.01)	$0.17	$0.06	$1.30
Add (deduct): Real estate-related depreciation and amortization on continuing operations (a)	0.51	0.57	2.22	2.04
Redemption value adjustment to redeemable noncontrolling interests	0.03	—	0.20	—
Gain on sale of investment in unconsolidated joint venture	—	—	(0.23)	(0.06)
Gain on change of control of interests	—	—	—	(0.15)
Realized (gains) losses and unrealized losses on disposition of rental property, net	(0.04)	(0.41)	(0.02)	(1.09)
Noncontrolling interest/rounding adjustment	0.01	—	—	—
Funds from operations (b)	$0.50	$0.33	$2.23	$2.04

Add/(Deduct):
Acquisition-related costs	—	—	—	$0.03
Dead deal costs	—	—	—	0.01
Mark-to-market interest rate swap	—	$(0.01)	—	(0.01)
Net real estate tax proceeds	—	—	—	(0.01)
Equity in earnings from joint venture refinancing proceeds	—	—	—	(0.22)
(Gain)/Loss from extinguishment of debt	—	0.24	—	0.30
Noncontrolling interest/rounding adjustment	—	—	—	0.01
Core FFO	$0.50	$0.56	$2.23	$2.15

Diluted weighted average shares/units outstanding (c)	100,468	100,575	100,703	100,498

(a)      Includes the Company’s share from unconsolidated joint ventures of $0.05 and $0.05 for the three months ended December 31, 2017 and 2016, respectively, and $0.21 and $0.19 for the years ended December 31, 2017 and 2016, respectively.

(b)      Funds from operations is calculated in accordance with the definition of FFO of the National Association of Real Estate Investment Trusts (NAREIT). See “Information About FFO” in this release.

(c)       Calculated based on weighted average common shares outstanding, assuming redemption of Operating Partnership common units into common shares (10,439 and 10,490 shares for the three months ended December 31, 2017 and 2016, respectively, and 10,405 and 10,499 for the years ended December 31, 2017 and 2016, respectively), plus dilutive Common Stock Equivalents (i.e. stock options).

Mack-Cali Realty Corporation

Consolidated Balance Sheets

(in thousands, except per share amounts)

	December 31,
	2017	2016
Assets
Rental property
Land and leasehold interests	$786,789	$661,335
Buildings and improvements	3,955,122	3,758,210
Tenant improvements	330,686	364,092
Furniture, fixtures and equipment	30,247	21,230
	5,102,844	4,804,867
Less — accumulated depreciation and amortization	(1,087,083)	(1,332,073)
	4,015,761	3,472,794
Rental property held for sale, net	171,578	39,743
Net investment in rental property	4,187,339	3,512,537
Cash and cash equivalents	28,180	31,611
Investments in unconsolidated joint ventures	252,626	320,047
Unbilled rents receivable, net	100,842	101,052
Deferred charges, goodwill and other assets, net	342,320	267,950
Restricted cash	39,792	53,952
Accounts receivable, net of allowance for doubtful accounts of $1,138 and $1,335	6,786	9,617

Total assets	$4,957,885	$4,296,766

Liabilities and Equity
Senior unsecured notes, net	$569,145	$817,355
Unsecured revolving credit facility and term loans	822,288	634,069
Mortgages, loans payable and other obligations, net	1,418,135	888,585
Dividends and distributions payable	21,158	15,327
Accounts payable, accrued expenses and other liabilities	192,716	159,874
Rents received in advance and security deposits	43,993	46,442
Accrued interest payable	9,519	8,427
Total liabilities	3,076,954	2,570,079
Commitments and contingencies

Redeemable noncontrolling interests	212,208	—

Equity:
Mack-Cali Realty Corporation stockholders’ equity:
Common stock, $0.01 par value, 190,000,000 shares authorized, 89,914,113 and 89,696,713 shares outstanding	899	897
Additional paid-in capital	2,565,136	2,576,473
Dividends in excess of net earnings	(1,096,429)	(1,052,184)
Accumulated other comprehensive income	6,689	1,985
Total Mack-Cali Realty Corporation stockholders’ equity	1,476,295	1,527,171

Noncontrolling interests in subsidiaries:
Operating Partnership	171,395	178,570
Consolidated joint ventures	21,033	20,946
Total noncontrolling interests in subsidiaries	192,428	199,516

Total equity	1,668,723	1,726,687

Total liabilities and equity	$4,957,885	$4,296,766